Exhibit 11
                            ALLIED Life Financial Corporation and Subsidiaries
                                    Computation of Per Share Earnings
                          For the three months ended March 31, 1996 and 1995



                                                                                    1996                1995



Primary

Net income                                                                       $  2,697,300       $  2,368,835

Preferred stock dividends                                                            (367,085)          (343,318)

Adjusted net income                                                                 2,330,215          2,025,517


Earnings per share                                                               $        .49       $        .43



Weighted average number of common shares outstanding                                4,633,202          4,590,096

Effect of conversion of ESOP Series preferred stock*                                   96,491             86,855

Dilutive effect of unexercised stock options**                                         54,327             45,119


     Total                                                                          4,784,020           4,722,070




Fully Diluted

Net income                                                                       $  2,697,300       $  2,368,835

Preferred stock dividends                                                            (367,085)          (343,318)


Adjusted net income                                                              $  2,330,215       $  2,025,517



Earnings per share                                                               $        .49       $        .43



Weighted average number of common shares outstanding                                4,633,202          4,590,096

Effect of conversion of ESOP Series preferred stock*                                   96,491             86,855

Dilutive effect of unexercised stock options**                                         53,698             46,021


     Total                                                                          4,783,391          4,722,972




*    For purposes of computing primary and fully diluted earnings per share the Company's ESOP convertible preferred stock
     (which is convertible to common stock) is considered a common stock equivalent.

**   Note:   Primary - Based on average market price.
             Fully Diluted - Based on the higher of the average market price or the market price at the end of each period presented.